Exhibit 99.1
Allied Healthcare International Inc.
Announces Completion of Acquisition by Saga Group Limited
NEW YORK — October 20, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading homecare provider of health and social care in the United Kingdom and Ireland, announced today the completion of its acquisition by Saga Group Limited pursuant to a merger agreement that was adopted by Allied’s shareholders at a special meeting held on October 19, 2011. Under the terms of the merger agreement, Allied’s shareholders will be entitled to receive $3.90 in cash, without interest, for each share of Allied common stock held by them.
With the closing of the merger, Allied’s common stock will cease to trade on the Nasdaq Global Select Market as of the close of market today.
Allied shareholders of record will soon receive a letter of transmittal with instructions describing how to receive their proceeds. Banks, brokerage firms or other nominees will provide those shareholders who hold their shares in “street name” with their proceeds from the transaction. For more information, stockholders who hold their shares in “street name” should contact their bank, broker or other holder of record, and stockholders of record may contact BNY Mellon Shareholder Services at (800) 777-3674 (toll free) from within the U.S., Canada and Puerto Rico and (201) 680-8579 (collect) from outside the U.S. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.
About Allied Healthcare International Inc.
Allied Healthcare International Inc. is a leading homecare provider of health and social care in the United Kingdom and Ireland. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the US), nurses, and specialized medical personnel to locations covering approximately 90% of the UK population.
About Saga Group Limited
Saga Group Limited is the UK’s leading provider of products and services specifically designed for people aged 50 and over. With 2.7 million customers, Saga provides insurance, savings, financial advice, care services and holidays, and publishes Saga Magazine.
Cautionary Language Regarding Forward-Looking Statements
Statements other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks, and uncertainties that could cause the actual results to differ materially from such forward-looking statements.

CONTACT
Allied
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 1785 810 600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
sherry.bernter@icrinc.com
Saga
Saga Group Limited
Paul Green
Head of Communication, Saga Group Limited
+44 (0) 1303 776 023
paul.green.pr@saga.co.uk